Nephros Reports Third Quarter 2008 Financial Results

NEW YORK, NY—November 14, 2008 - Nephros, Inc. (AMEX: NEP) announced today unaudited financial results for the three and nine month periods ended September 30, 2008.

Financial Performance for the Quarter Ended September 30, 2008:

For the quarter ended September 30, 2008, Nephros reported net product revenues of $393,000 for the three months ended September 30, 2008, compared with $112,000 in the corresponding period of 2007, an increase of $281,000 or 251%. Approximately $231,000 of the increase in revenue is attributable to sales of the OLpūr MD190 and MD220 products in Europe and the Dual Stage Ultrafilter (DSU) water filter in the United States. Nephros generated approximately $50,000 of additional revenue in the third quarter of 2008 from its U.S. Defense Department project, which began in 2008.

Operating expenses for the three months ended September 30, 2008 were $1,517,000 compared with $1,792,000 in the corresponding period of 2007. The decrease of $275,000 or 15% represented a $107,000 or 37% reduction in Research and Development expenses as well as a $166,000 or 12% reduction in Selling, General and Administrative expenses.

The increase in revenue and gross margin combined with the reduction in operating expenses resulted in a loss from operations of $1,378,000 for the three months ended September 30, 2008 compared to a net loss from operations of $1,811,000 for the same period in 2007. This is a $433,000 or 24% improvement in results from operations.

Nephros's net loss was $1,346,000 or $0.04 per basic and diluted common share for the third quarter of 2008 versus a net loss of $1,462,000 or $0.12 per basic and diluted common share in the third quarter of 2007. Nephros’s net loss decreased $116,000 or 8% in the current quarter primarily due to the $433,000 reduction in loss from operations which was offset by a net amount of other income in the amount of $317,000 that occurred in 2007 but did not repeat in 2008. Nephros’s decrease in net loss per basic and diluted common share during the current quarter was primarily due to the increase in the weighted-average number of shares outstanding from 12,317,992 in the third quarter of 2007 to 38,165,380 in the comparable period of 2008.

Net product revenues for the nine months ended September 30, 2008 were $1,033,000 compared to $755,000 in the corresponding period of 2007, an increase of approximately $278,000 or 37%. The increase is primarily due to an increase of approximately $165,000 or 22% in sales of the OLpūr MD190 and MD220 Dialyzers in Europe and revenues in the Unites States of $9,000 from the sale of DSU water filtration products. The DSU represents a new and complementary product line, and Nephros had generated no revenues from it during the comparable period in 2007. Nephros generated approximately $103,000 of additional revenue during the nine months ended September 30, 2008 from its U.S. Defense Department project which did not begin until 2008.

Operating expenses for the nine months ended September 30, 2008 were $6,157,000 compared with $5,052,000 in the corresponding period of 2007. The increase of $1,105,000 or 22% was primarily due to a $970,000 or 88% increase in Research and Development expenses due to the cost of the clinical trial that was conducted in 2008 for the OLpūr H2H module and OLpūr MD 220 filter. An increase of $133,000 or 4% in Selling, General and Administrative expenses contributed to the overall increase as well.

Nephros’s net loss was $5,430,000 or $0.14 per basic and diluted common share for the nine months ended September 30, 2008 compared with $4,663,000 or $0.38 per basic and diluted common share for the corresponding period of 2007. While net loss increased for the nine months ended September 30, 2008 from the corresponding period of 2007, Nephros’s net loss per basic and diluted common share actually decreased as a result of the increase in the weighted-average number of shares outstanding from 12,317,992 during the 2007 period to 38,165,380 during the 2008 period.

As of September 30, 2008, Nephros had cash, cash equivalents short-term investments and other current assets of $4,747,000.

ESRD 510k Submission Update

"We have submitted two 510k applications to the FDA for approval to market our leading-edge products here in the U.S. In addition to filing for approval of our hemodiafiltration system, we also filed a 510k for approval to use our DSU product within dialysis clinics," said Mr. Elgin.

Corporate Update

The Company will provide a corporate update in a separate press release to be issued within the next week.

About Nephros, Inc.

Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros products are sold and distributed throughout Europe and are currently being used in over fifty clinics in Europe.

Nephros also markets a line of water filtration products incorporating its patented dual stage cold sterilization filtration technology, the Dual Stage Ultrafilter (DSU), which produces biologically safe water. The DSU has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites, and other biotoxins as well. The DSU is in pilot-use programs at several U.S. medical centers and has been selected for further development by the U.S. Marine Corps.

For more information on Nephros, please visit the Nephros’s website at www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros's control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to obtain funding if and when needed or on favorable terms; (ii) to continue as a going concern; (iii) to maintain compliance with the AMEX's continued listing standards; (iv) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; (v) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (vi) to have its technologies and products accepted in current or future target markets; or (viii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros's filings with the SEC, including Nephros's Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2007, and Nephros's Quarterly Report on Form 10-Q for the periods ended September 30, 2008. Investors and security holders are urged to read these documents free of charge on the SEC's website at www.sec.gov. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.